EXHIBIT 99.1

November 4, 2014

To the Shareholders of CÜR Media, Inc.:

I am writing to update you on the progress that we have made since the final closing of our financing on March 28, 2014.  We continue to be very excited about the prospects for CÜR Media (“CÜR”) and are focused on bringing our first of its kind, next-generation music subscription service to market in the U.S. in the first half of next year.

The music industry has continued the transition to streaming music products.  The $7 Billion U.S. recorded music industry’s revenues continue to be under pressure as the sale of CDs continue to decline by approximately 20% per year.  In addition, the sale of digital downloads has declined 13% through the 3rd Quarter of 2014 vs. the same period in 2013.  Meanwhile, users of and revenues from streaming and subscription music access products continue to increase.  In fact, Midia Research projects that by 2019, 70% of digital music revenues will be from streaming and subscription products.

Since we closed the financing in March, we have been working hard on bringing CÜR’s next-generation music platform to market.   We have been working with a New York-based design, user interface and user experience firm to help us design the CÜR Music experience.  We have placed a big focus internally on the CÜR iPhone application, and therefore it is tracking ahead of Android and web on the development schedule. We have shared an iPhone product demo with the music labels and have been demonstrating CÜR’s product demo in various meetings. We expect to have an alpha iPhone application and web site by the end of the year.

We have also been building our team with a large focus on software developers. We previously announced that we added Jay Clark to the team. Jay is working on setting up the programming of genre and theme stations for CÜR.  Jay was formerly the Executive Vice President of Programming at Sirius Satellite Radio. Jay and his staff developed and innovated Sirius' initial 120 channels of music, sports, news, information, and variety programming, creating a new media powerhouse and changing the face of radio forever.

Product

There are various elements of CÜR that contribute to the next-generation social music platform in addition to the hybrid internet radio and on-demand music offering.  These include a social toolset that provides users the ability to add photos and personal videos to their music, filters to personalize their photos, an on-demand selfie, social activity, voice recognition, professionally curated genre stations and the on-demand collection.

CÜR will place a large emphasis on curating and sharing music, and we believe that combining photos, personal videos and music within one product should provide a platform that young adults crave.  We believe that the social elements of CÜR will provide an extra layer of enjoyment for CÜR users and will also compel them to follow other users and share content.  For example, we anticipate that users will be able to share music with photos and personal videos, filter them, write a message with their finger and send the message to a friend.

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Major Music Labels

We have been negotiating with the major music labels, Universal, SONY and Warner since April, shortly after the closing of the financing.  While the negotiations are not completed yet, and have taken longer than anticipated, we have made significant progress with each major label.  We have been exchanging term sheets and are making progress towards agreements with each of the major labels.  We continue to believe strongly that consumers desire a low-priced subscription service, and we believe that the major music labels share the same desire.  We are working with the labels to allocate the features and functionality to each tier of the CÜR service.  We expect to have term sheets agreed to within the next 60 days.

Other Agreements

As previously disclosed, we entered into an agreement with Zuora Inc. to be our subscription provider. Zuora is a leader in subscription billing and mobile commerce, and we plan to utilize their Relationship Business Management (RBM) platform to process subscriptions for CÜR Music.

As also announced, we recently signed a deal with Rovi Corporation to be our search and recommendation engine, to be our provider of album art and artist photos, and to integrate their voice recognition software with CÜR.  It is anticipated that Rovi will provide CÜR users high quality music recommendations driven by powerful algorithms and rich international metadata input by analysts who understand how and why people interact with music. Additionally, Rovi has agreed to provide CÜR’s voice recognition functionality, enabling CÜR’s users to operate certain aspects of CÜR with their voice. We believe that CÜR will be the first music service to use voice in this manner.

Financials

As previously reported, CÜR Media raised $9.6 million in total in the financing we conducted in the first quarter of 2014, netting $8.2 million after deal expenses (placement agent fees, legal fees, audit fees, etc.).  As previously disclosed, as of June 30, 2014 we had $6.0 million remaining.  We plan to report results for the 3rd Quarter of 2014 by November 14, 2014.

We continue to appreciate your support as we plan to bring to market CÜR’s next-generation streaming music platform with its intuitive user interface, features for curating and sharing music, photos and personal videos.

Sincerely,

/s/ Thomas Brophy

Thomas Brophy

Founder & CEO

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